Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of September 10, 2022, by and among DHP SPAC-II Sponsor LLC, a Delaware limited liability company (together with any permitted Affiliate transferees pursuant to Section 1.2, the “Sponsor”), DiamondHead Holdings Corp., a Delaware corporation (“DHHC”), and Great Southern Homes, Inc., a South Carolina corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor holds 8,625,000 Class B Shares (the “Class B Shares”) and 4,983,999 Private Placement Warrants, with each such Private Placement Warrant exercisable for one DHHC Class A Share (the “DHHC Warrants”);

WHEREAS, the Obsidian Master Fund, BlackRock Credit Alpha Master Fund, L.P., HC NCBR FUND and Riverview Group LLC (collectively, the “Anchor Investors”) hold the number of Private Placement Warrants set forth opposite such Anchor Investor’s name on Schedule I, and each such Anchor Investor is party to a securities subscription agreement (collectively, the “Anchor Investor Agreements”) with DHHC and the Sponsor pursuant to which, in connection with a “Business Combination” (as defined in each Anchor Investor Agreement), each Anchor Investor has agreed to potential changes in the terms or amount of any Class B Shares and Private Placement Warrants to which it is entitled or the record holder of in connection with any Change in Investment (as defined in each Anchor Investor Agreement) by the Sponsor;

WHEREAS, on the date hereof, immediately prior to the execution and delivery of this Sponsor Agreement, DHHC, Hestia Merger Sub, Inc., a South Carolina corporation and a direct wholly-owned Subsidiary of DHHC (“Merger Sub”), and the Company entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, Merger Sub will merge with and into the Company, with the Company continuing on as the surviving entity and a direct wholly-owned Subsidiary of DHHC, on the terms and conditions set forth therein; and

WHEREAS, in connection with, and as an inducement to, DHHC and the Company entering into the Business Combination Agreement and consummating the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

sponsor SUPPORT AGREEMENT; COVENANTS

Section 1.1      Binding Effect of Business Combination Agreement. The Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 6.4 (Public Announcements) and 6.6 (Exclusive Dealing) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions and each reference to DHHC in such provisions referred to the Sponsor.

Section 1.2      No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.1 thereof (the earlier of clauses (a) and (b) herein, the “Expiration Time”), the Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement / Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Class B Shares or DHHC Warrants owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class B Shares or DHHC Warrants owned by the Sponsor (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between the Sponsor and any Affiliate of the Sponsor or Transfers among the Sponsor and their respective Affiliates, so long as, prior to and as a condition to the effectiveness of any such Transfer to an Affiliate, such Affiliate executes and delivers to DHHC a joinder to this Sponsor Agreement in the form attached hereto as Annex A.

Section 1.3      New Shares. In the event that (a) any Class B Shares, DHHC Warrants or other equity securities of DHHC are issued to the Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Class B Shares or DHHC Warrants of, on or affecting the Class B Shares or DHHC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Class B Shares, DHHC Warrants or other equity securities of DHHC after the date of this Sponsor Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any Class B Shares or other equity securities of DHHC after the date of this Sponsor Agreement (such Class B Shares, DHHC Warrants or other equity securities of DHHC issued to or acquired by the Sponsor pursuant to clauses (a)-(c), collectively the “New Securities”), then such New Securities shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Class B Shares or DHHC Warrants owned by the Sponsor as of the date hereof. For the avoidance of doubt, New Securities shall not include any Class A Shares or other securities of DHHC acquired by the Sponsor, any Affiliate of the Sponsor or their respective Affiliates that are included in DHHC Closing Cash, except with respect to Section 1.5.

Section 1.4      Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to DHHC and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among DHHC, the Company, the Sponsor and certain of the Company’s stockholders or their respective Affiliates, as applicable, in substantially the form attached as Exhibit D to the Business Combination Agreement.

Section 1.5      Sponsor Support Agreements.

(a)            At any meeting of the shareholders of DHHC prior to the termination of this provision pursuant to Section 4.1, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of DHHC is sought, the Sponsor shall (a) appear at each such meeting or otherwise cause all of its Class B Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Class B Shares (i) in favor of each Transaction Proposal, (ii) against any proposal relating to a DHHC Acquisition Proposal and (iii) against any proposal, action or agreement that would impede, frustrate, prevent or nullify the consummation of the Merger and the other transactions contemplated by the Business Combination Agreement.

(b)            The Sponsor shall not redeem any Class B Shares owned by the Sponsor in connection with the transactions contemplated by the Business Combination Agreement.

(c)            During the period commencing on the date hereof and ending at the Expiration Time, the Sponsor shall not modify or amend any Contract between or among the Sponsor, or any Affiliate of the Sponsor (other than DHHC or any of its Subsidiaries), on the one hand, and DHHC or any of DHHC’s Subsidiaries, on the other hand, including, for the avoidance of doubt, that certain Letter Agreement, dated as of January 25, 2021, by and between Sponsor and DHHC (the “Sponsor Letter Agreement”).

(d)            Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of any Class B Shares. All rights, ownership and economic benefits of and relating to the Class B Shares shall remain vested in and belong to the Sponsor.

Section 1.6      Additional Agreements.

(a)            Waiver of Anti-dilution Protection. Subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law and the Governing Documents of DHHC, the Sponsor hereby (i) waives and (ii) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Class B Shares convert into DHHC Class A Shares pursuant to the Governing Documents of DHHC, solely in connection with the transactions contemplated by the Business Combination Agreement. The preceding sentence shall be void and of no force and effect if the Business Combination Agreement has been terminated for any reason.

(b)            Corporate Opportunities. To the fullest extent permitted by applicable law, DHHC, which will file a name change and appoint directors pursuant to the Business Combination Agreement in connection with the Closing (as of the Closing, the “Corporation”), on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Corporation and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to the Sponsor or any of its Affiliates or any of its or their agents, shareholders, members, partners, directors, officers, employees, Affiliates or Subsidiaries (other than the Corporation and its Subsidiaries), including any director, board observer or officer of the Corporation who is also an agent, shareholder, member, partner, director, officer, employee, Affiliate or Subsidiary of the Sponsor (each, a “Business Opportunities Exempt Party”), even if the business opportunity is one that the Corporation or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Business Opportunities Exempt Party shall have any duty to communicate or offer any such business opportunity to the Corporation or be liable to the Corporation or any of its Subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director, board observer or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Business Opportunities Exempt Party against any claim that such Person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another Person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its Subsidiaries, unless, in the case of a Person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.

(c)            Treatment of Class B Shares and DHHC Warrants.

(i)            Subject to, and conditioned upon, the occurrence of the Closing, immediately prior to the Effective Time, the Sponsor shall surrender, forfeit and consent to the termination and cancellation, in each case for no consideration, of that number of (i) Private Placement Warrants and (ii) Class B Shares, in each case set forth opposite the Sponsor’s name on Schedule I hereto under the columns “Private Placement Warrants Forfeited as of the Closing” and “Class B Shares Forfeited as of the Closing,” respectively, and the Sponsor shall cause to be delivered and surrendered for cancellation any stock certificates, warrants or any similar instruments or securities evidencing or representing the Private Placement Warrants and Class B Shares to be forfeited, terminated and cancelled;

(ii)            Substantially concurrently with the forfeiture of the Sponsor’s Private Placement Warrants and Class B Shares in accordance with Section 1.6(c)(i), each Anchor Investor shall surrender, forfeit and consent to the termination and cancellation of a number of Private Placement Warrants and Class B Shares in accordance with the terms of the applicable Anchor Investor Agreement; provided that, to the extent any of the Private Placement Warrants are forfeited by any of the Anchor Investors, such forfeiture shall reduce the number of Private Placement Warrants held by such Anchor Investor set forth on Schedule I on a pro rata basis.

(iii)            Subject to, and conditioned upon, the occurrence of the Closing, immediately prior to the Effective Time, that number of Class B Shares set forth opposite each Person’s name on Schedule I hereto under the column “Sponsor Earnout Shares” shall be designated “Sponsor Earnout Shares”. In addition, in the event that the Closing DHHC Cash, measured as of the Effective Time, is less than $100,000,000, the number of Class B Shares held by the Sponsor, to be converted to Class A Shares at Closing, shall be reduced by up to 1,000,000 Class B Shares, and the number of Sponsor Earnout Shares shall be increased by a corresponding amount up to 1,000,000 Class B Shares, in each case in the aggregate pro rata to the level of Closing DHHC Cash, measured as of the Effective Time between $0 and $100,000,000 (i.e., if the Closing DHHC Cash is $50,000,000, then the Class B Shares to be converted to Class A Shares at Closing shall be reduced by 500,000 Class B Shares, and an additional 500,000 Class B Shares shall be designated as Sponsor Earnout Shares).

Section 1.7      Further Assurances. The Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.8      No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1      Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to DHHC and the Company as follows:

(a)            Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor. This Sponsor Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (subject to the Bankruptcy and Equity Exception). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the Sponsor.

(b)            Ownership. The Sponsor holds and has good title to, all of the Class B Shares and DHHC Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Class B Shares or DHHC Warrants (other than transfer restrictions under the Securities Act)) affecting any such Class B Shares or DHHC Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Governing Documents of DHHC, (iii) the Business Combination Agreement, (iv) the Sponsor Letter Agreement, (v) the Subscription Agreement or (vi) any applicable securities Laws. The Class B Shares and DHHC Warrants are the only equity securities in DHHC owned by the Sponsor on the date of this Sponsor Agreement, and none of the Sponsor’s Class B Shares or DHHC Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Class B Shares or DHHC Warrants, except as provided hereunder and under the Sponsor Letter Agreement. Other than the DHHC Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of DHHC or any equity securities convertible into, or which can be exchanged for, equity securities of DHHC.

(c)            No Conflicts. The execution and delivery of this Sponsor Agreement by the Sponsor does not, and the performance by the Sponsor of his, her or its obligations hereunder will not conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s Class B Shares or DHHC Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(d)            Litigation. There is no Proceeding pending against the Sponsor, or to the knowledge of the Sponsor, threatened in writing against the Sponsor, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(e)            Brokerage Fees. Except as described on Section 5.4 of the DHHC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Sponsor, for which DHHC or any of its Affiliates may become liable.

(f)            Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither the Sponsor nor any Affiliate of the Sponsor or, to the knowledge of the Sponsor, any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with DHHC or its Subsidiaries.

(g)            Acknowledgment. The Sponsor understands and acknowledges that each of DHHC and the Company is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Sponsor Agreement.

(h)            No Other Representations or Warranties. Except for the representations and warranties made by the Sponsor in this Article II, neither the Sponsor nor any other Person makes any express or implied representation or warranty to DHHC or the Company in connection with this Sponsor Agreement or the transactions contemplated by this Sponsor Agreement, and the Sponsor expressly disclaims any such other representations or warranties.

ARTICLE III

EARNOUT

Section 3.1      Sponsor Earnout Shares. The Sponsor agrees that, in connection with the Business Combination Agreement and the transactions contemplated thereby, the Sponsor Earnout Shares shall, concurrently with, and subject to and conditioned upon, the Closing, have the Legend (as defined below) affixed to them and be held subject to the terms and conditions of this Article III.

Section 3.2      Legend. The books and records of DHHC evidencing the Sponsor Earnout Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF SEPTEMBER 10, 2022, BY AND AMONG DIAMONDHEAD HOLDINGS CORP., GREAT SOUTHERN HOMES, Inc. and DHP SPAC-II Sponsor LLC.

Section 3.3      Procedures Applicable to the Sponsor Earnout Shares.

(a)            As soon as practicable, and in any event within five (5) Business Days after the occurrence of a Sponsor Earnout Triggering Event (as defined below), DHHC shall remove, or cause to be removed, the Legend from the books and records of DHHC evidencing the Sponsor Earnout Shares with respect to which a Sponsor Earnout Triggering Event has occurred, and such shares shall no longer be subject to any of the terms of this Article III (such action, a “Release”).

(b)            The Sponsor shall not Transfer any Sponsor Earnout Shares until the later of (i) the date on which the relevant vesting triggers have been satisfied as described in Section 3.4 below and the Legend on such shares has been removed from such shares and (ii) the date on which the Sponsor Earnout Shares are no longer subject to the transfer restrictions set forth in the Lock-Up Agreement (other than in connection with Transfers permitted thereunder).

(c)            Any Sponsor Earnout Shares not eligible for Release in accordance with the terms of Section 3.4 on or before the fifth (5th) anniversary of the Closing Date (the “Earnout Lockup Period”) shall immediately thereafter be forfeited to DHHC and canceled and the Sponsor shall not have any rights with respect thereto (the “Forfeiture”).

Section 3.4      Release of Sponsor Earnout Shares. The Sponsor Earnout Shares shall be Released as follows (each such event, a “Sponsor Earnout Triggering Event”):

(a)            Upon the occurrence of Triggering Event I, thirty-seven and a half percent (37.5%) of the Sponsor Earnout Shares will be Released (and the restrictions contained in this Article III shall no longer apply to such Sponsor Earnout Shares);

(b)            Upon the occurrence of Triggering Event II, thirty-seven and a half percent (37.5%) of the Sponsor Earnout Shares will be Released (and the restrictions contained in this Article III shall no longer apply to such Sponsor Earnout Shares); and

(c)            Upon the occurrence of Triggering Event III, twenty-five percent (25%) of the Sponsor Earnout Shares will be Released (and the restrictions contained in this Article III shall no longer apply to such Sponsor Earnout Shares).

(d)            For the avoidance of doubt, the Sponsor shall be entitled to receive a portion of the Sponsor Earnout Shares upon the occurrence of each Sponsor Earnout Triggering Event; provided, however, that in no event shall any Sponsor Earnout Shares be Released prior to the date that is 90 days after the Closing or after the fifth (5th) anniversary of the Closing; provided, further, that each Sponsor Earnout Triggering Event shall only occur once, if at all, and in no event shall the Sponsor be entitled to have Released more than the amount of Sponsor Earnout Shares set forth in Schedule I; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping trading days.

Section 3.5      Acceleration Event. If, during the Earnout Lockup Period, there is an Acceleration Event, then immediately prior to the consummation of such Change of Control Transaction, (a) all of the Sponsor Earnout Triggering Events shall have been deemed to occur, (b) DHHC shall notify the Sponsor in writing (the “Sponsor Earnout Notice”) that it intends to Release all of the Sponsor Earnout Shares to the Sponsor, and (c) unless the Sponsor has provided written notification to DHHC within ten (10) Business Days following the receipt of such notice by the Sponsor that the Sponsor is required to file a notification pursuant to the HSR Act with respect to such Sponsor Earnout Shares (in such event DHHC shall not, and the form of the Sponsor Earnout Notice shall specifically state that DHHC shall not, Release any Sponsor Earnout Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated), DHHC shall Release or cause to be Released to the Sponsor all of the Sponsor Earnout Shares less the number of Sponsor Earnout Shares previously Released, if any. Following such Release, this Article III shall terminate and no further Sponsor Earnout Shares shall be released.

Section 3.6      Equitable Adjustments. The number of Sponsor Earnout Shares Released, as provided in this Article III, shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to DHHC Class A Shares occurring on or after the Closing and prior to the date of such Release (other than the conversion of Class B Shares into DHHC Class A Shares at the Closing).

Section 3.7      Application of Article III. For the avoidance of doubt, nothing in this Article III shall be deemed to affect any shares of DHHC Class A Shares owned by the Sponsor other than the Sponsor Earnout Shares, and all rights and obligations of the Sponsor with respect to all shares of DHHC Class A Shares owned by them, other than the Sponsor Earnout Shares, will remain intact.

ARTICLE IV

MISCELLANEOUS

Section 4.1      Termination. This Sponsor Agreement and the applicable provisions set forth herein shall terminate and be of no further force or effect upon the earliest to occur of (a) Expiration Time, and (b) the written agreement of the Sponsor, DHHC, and the Company to terminate this Sponsor Agreement; provided that in the event that the Effective Time occurs, the provisions of Article III, this Article IV and all definitions or other interpretative provisions referenced therein shall remain in full force and effect until and through the earlier of (i) Forfeiture and (ii) the Sponsor Earnout Shares ceasing to be subject to provisions of Article III. Upon the termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article IV shall survive the termination of this Sponsor Agreement.

Section 4.2      Governing Law. This Sponsor Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 4.3      CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)            Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), for the purposes of any proceeding, claim, demand, action or cause of action (I) arising under this Sponsor Agreement or (II) in any way connected with or related or incidental to the dealings of the parties in respect of this Sponsor Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding, claim, demand, action or cause of action against such party (i) arising under this Sponsor Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Sponsor Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 4.3 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such party is improper or (z) this Sponsor Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 4.9 shall be effective service of process for any such proceeding, claim, demand, action or cause of action.

(b)            WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS SPONSOR AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS SPONSOR AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SPONSOR AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.3.

Section 4.4      Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 4.5      Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Sponsor Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 4.6      Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by DHHC, the Company and the Sponsor.

Section 4.7      Severability. If any term or other provision of this Sponsor Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Sponsor Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Sponsor Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Sponsor Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 4.8      Disclosure. The Sponsor hereby authorizes DHHC and the Company to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the Class B Shares and the nature of the Sponsor’s obligations under this Sponsor Agreement.

Section 4.9      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the parties as follows:

If to DHHC:

DiamondHead Holdings Corp.
250 Park Ave., 7th Floor
New York, New York 10177
Attention:	David T. Hamamoto
Keith Feldman
Email:	hamamoto@diamondheadpartners.com
feldman@diamondheadpartners.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Robert Downes
Audra Cohen
Email:	downesr@sullcrom.com
cohena@sullcrom.com

If to the Company, to:

Great Southern Homes, Inc.
90 N Royal Tower Drive
Irmo, South Carolina 29063
Attention:	Tom O’Grady, Chief Administrative Officer
Email:	tomogrady@greatsouthernhomes.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Attention:	Andy Tucker
Erin Reeves
Email:	andy.tucker@nelsonmullins.com
erin.reevesmcginnis@nelsonmullins.com

If to the Sponsor, to:

DHP SPAC-II Sponsor LLC
250 Park Ave., 7th Floor
New York, New York 10177
Attention:	David T. Hamamoto
Keith Feldman
Email:	hamamoto@diamondheadpartners.com
feldman@diamondheadpartners.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Robert Downes
Audra Cohen
Email:	downesr@sullcrom.com
cohena@sullcrom.com

Section 4.10      Counterparts. This Sponsor Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Sponsor Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Sponsor Agreement.

Section 4.11      Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 4.12      Fiduciary Duties. Notwithstanding anything in this Sponsor Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in its capacity as the holder of the Class B Shares and (b) nothing herein will be construed to limit or affect any action or inaction by the Sponsor in its capacity as a stockholder of DHHC or any other Representative of the DHHC Parties in any such Person’s capacity as a member of the board of directors (or other similar governing body) of DHHC or any of its Affiliates or as an officer, employee or fiduciary of DHHC or any of its Affiliates, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of DHHC or such Affiliate.

Section 4.13      Non-Recourse. This Agreement may only be enforced against, and a Proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future equityholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Subsidiary of the Company or DHHC will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any Proceeding based upon, arising out of or related to this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, DHHC, and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSOR:

DHP SPAC-II SPONSOR LLC

By:	Diamond Head Partners LLC, its Managing Member

By:	/s/ David T. Hamamoto
	Name:	David T. Hamamoto
	Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

DHHC:

DIAMONDHEAD HOLDINGS CORP.

By:	/s/ David T. Hamamoto
	Name:	David T. Hamamoto
	Title:	Co-Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

GREAT SOUTHERN HOMES, INC.

By:	/s/ Michael Nieri
	Name:	Michael Nieri
	Title:	President & Chief Executive Officer

[Signature Page to Sponsor Support Agreement]